Filed Pursuant to Rule 433
Registration No. 333-169315

Entergy Corporation

$550,000,000
3.625% Senior Notes due September 15, 2015

Final Terms and Conditions

September 13, 2010

Issuer:	Entergy Corporation

Security Type:	Senior Notes (SEC Registered)

Expected Ratings(1):	Baa3 (stable outlook) by Moody’s Investors Service BBB- (stable outlook) by Standard & Poor’s Ratings Services

Trade Date:	September 13, 2010

Settlement Date (T+3):	September 16, 2010

Principal Amount:	$550,000,000

Coupon:	3.625%

Coupon Payment Dates:	March 15 and September 15 of each year

First Payment Date:	March 15, 2011

Final Maturity:	September 15, 2015

Optional Redemption Terms:	Make-whole call at any time at a discount rate of Treasury plus 35 bps

UST Benchmark:	1.250% due August 31, 2015

Spread to UST Benchmark:	+212.5 bps

Treasury Price:	98-23 ¼

Treasury Yield:	1.517%

Re-offer Yield:	3.642%

Issue Price to Public:	99.923%

Net Proceeds Before Expenses:	$546,276,500

Joint Bookrunners:	Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
RBS Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Crédit Agricole Securities (USA) Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.

CUSIP / ISIN:	29364G AE3 / US29364GAE35

___________________________

1 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by calling (i) Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, (ii) BNP Paribas Securities Corp. toll free at 1-800-854-5674, (iii) Citigroup Global Markets Inc. toll free at 1-877-858-5407, and (iv) RBS Securities Inc. toll free at 1-866-884-2071.

Entergy Corporation

$450,000,000
5.125% Senior Notes due September 15, 2020

Final Terms and Conditions

September 13, 2010

Issuer:	Entergy Corporation

Security Type:	Senior Notes (SEC Registered)

Expected Ratings(1):	Baa3 (stable outlook) by Moody’s Investors Service BBB- (stable outlook) by Standard & Poor’s Ratings Services

Trade Date:	September 13, 2010

Settlement Date (T+3):	September 16, 2010

Principal Amount:	$450,000,000

Coupon:	5.125%

Coupon Payment Dates:	March 15 and September 15 of each year

First Payment Date:	March 15, 2011

Final Maturity:	September 15, 2020

Optional Redemption Terms:	Make-whole call at any time prior to June 15, 2020 at a discount rate of Treasury plus 40 bps and, thereafter, at par

UST Benchmark:	2.625% due August 15, 2020

Spread to UST Benchmark:	+237.5 bps

Treasury Price:	98-29

Treasury Yield:	2.752%

Re-offer Yield:	5.127%

Issue Price to Public:	99.985%

Net Proceeds Before Expenses:	$447,007,500

Joint Bookrunners:	Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
RBS Securities Inc.
Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC
Crédit Agricole Securities (USA) Inc.
KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Scotia Capital (USA) Inc.

CUSIP / ISIN:	29364G AF0 / US29364GAF00

___________________________

1 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by calling (i) Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649, (ii) BNP Paribas Securities Corp. toll free at 1-800-854-5674, (iii) Citigroup Global Markets Inc. toll free at 1-877-858-5407, and (iv) RBS Securities Inc. toll free at 1-866-884-2071.